As filed with the Securities and Exchange Commission on July 23, 2021

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SOPHiA GENETICS SA

(Exact name of registrant as specified in its charter)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Rue du Centre 172, CH-1025 Saint-Sulpice, Switzerland (Address of Principal Executive Offices)
SOPHiA GENETICS Incentive Stock Option Plan SOPHiA GENETICS 2019 Incentive Stock Option Plan (Full title of the plans)
SOPHiA GENETICS, Inc. 185 Dartmouth Street, Suite 502 Boston, MA 02116 (Name and Address of Agent For Service) (617) 982-1210
(Telephone number, Including Area Code, of Agent For Service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:
Kyoko Takahashi Lin Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)	Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Ordinary shares, par value CHF 0.05 per share, to be issued pursuant to stock options granted under the SOPHiA GENETICS Incentive Stock Option Plan	1,118,980	$3.21	$3,591,925.80	$391.88
Ordinary shares, par value CHF 0.05 per share, to be issued pursuant to stock options granted under the SOPHiA GENETICS 2019 Incentive Stock Option Plan	2,639,720	$5.26	$13,884,927.20	$1,514.85
Total	3,758,700		$17,476,853.00	$1,906.73

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares, par value CHF 0.05 per share (“Shares”), of SOPHiA GENETICS SA (the “Registrant”) issuable pursuant to the SOPHiA GENETICS SA Incentive Stock Option Plan and the SOPHiA GENETICS SA 2019 Incentive Stock Option Plan (collectively, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Shares that become issuable under the Plans by reason of any share dividend, share split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of outstanding options to purchase Shares under the Plans.

(3)	Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) Amendment No.1 to the Registrant’s Registration Statement on Form F-1 filed with the Commission on July 19, 2021 (Registration No. 333-257646), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The Registrant’s prospectus to be filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-257646).

(c) The description of the Registrant’s share capital which is contained in the Registrant’s Registration Statement Form 8-A (Registration No. 001-40627), dated July 19, 2021, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, the Registrant’s amended and restated articles of association will provide for indemnification of the existing and former members of its board of directors and executive committee as well as their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and the Registrant’s amended and restated articles of association will require it to advance the expenses of defending any action, suit or proceeding to existing and former members of the Registrant’s board of directors and executive committee to the extent not included in insurance coverage or advanced by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the Registrant.

The Registrant entered into indemnification agreements with each of the members of its board of directors and executive officers, the form of which has been filed as an exhibit to the Registrant’s Registration Statement on Form F-1, as amended, filed with the Commission.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4	Form of Amended and Restated Articles of Association of SOPHiA GENETICS SA (incorporated herein by reference to Amendment No. 1 to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1, filed on July 19, 2021)

5	Opinion of Homburger AG, Swiss counsel of SOPHiA GENETICS SA (filed herewith)

23.1	Consent of PricewaterhouseCoopers SA, independent registered public accounting firm (filed herewith)

23.2	Consent of Homburger AG, Swiss counsel of SOPHiA GENETICS SA (included in Exhibit 5)

24	Powers of Attorney (included in the signature pages hereto)

99.1	SOPHiA GENETICS Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.11 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1, filed on July 19, 2021)

99.2	SOPHiA GENETICS 2019 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.12 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1, filed on July 19, 2021)

 Item 9. Undertakings.

 (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the municipality of Saint-Sulpice, Switzerland on July 23, 2021.

SOPHiA GENETICS SA

By:	/s/ Jurgi Camblong
Name:	Jurgi Camblong
Title:	Chief Executive Officer

POWER OF ATTORNEY

 KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jurgi Camblong, Ross Muken and Daan van Well and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jurgi Camblong	Chief Executive Officer and Director	July 23, 2021
Jurgi Camblong	(Principal Executive Officer)

/s/ Ross Muken	Chief Financial Officer	July 23, 2021
Ross Muken	(Principal Financial and Accounting Officer)

/s/ Troy Cox		July 23, 2021
Troy Cox	Chairman of the Board of Directors

/s/ Tomer Berkovitz		July 23, 2021
Tomer Berkovitz	Director

/s/ Kathy Hibbs		July 23, 2021
Kathy Hibbs	Director

/s/ Didier Hirsch		July 23, 2021
Didier Hirsch	Director

/s/ Vincent Ossipow		July 23, 2021
Vincent Ossipow	Director

/s/ Milton Silva-Craig		July 23, 2021
Milton Silva-Craig	Director

/s/ Ross Muken		July 23, 2021
Ross Muken	Authorized Representative in the United States
SOPHiA GENETICS, Inc.